Exhibit 99.1

Big Cat Energy Receives Initial Production Order for ARID® Technology from High Plains Gas, Inc.

Upton, Wyoming (February 28, 2011) Big Cat Energy Corporation (www.bigcatenergy.com) (“Big Cat”) (BCTE: OTCBB), a supplier of the ARID Aquifer Recharge Injection system, today announced receipt of a $150,000 order from High Plains Gas, Inc. (“High Plains”) (OTCBB: HPGS) for the implementation of the ARID technology in two of High Plains’ production fields.

“We have been working very closely with the High Plains team to evaluate their growing coal bed methane portfolio for potential installations of our ARID technology,” commented Tim Barritt, CEO and President of Big Cat. "This order represents what we believe will be the first of many required to fully equip High Plains' expanding coal bed methane water handling requirements."

The terms of the order provide for a cash payment with the order and the balance due after the permits have been received by High Plains. Big Cat will begin permitting the wells for High Plains immediately and it is anticipated the permits will be issued by DEQ in late April 2011.

The ARID Aquifer Recharge Injection System and Service is an ingenious, environmentally friendly and cost-effective solution for coal bed methane (CBM) produced water handling with many advantages for well operators and land owners.

“When High Plains invested in Big Cat and its technology, we anticipated a rapid integration of the ARID technology into our operations and this is the initial order for that integration,” noted Mark Hettinger, President and COO of High Plains. “We are currently evaluating additional areas to install the ARID technology. The cost savings and ease of water disposal generated by the ARID technology make it our number one option for water handling in bringing many of our stranded wells, that don’t currently have an infrastructure in place, online.”

In addition to the current order, High Plains has also purchased $80,000 of ARID technology already delivered in February 2011. These installations had been previously permitted and are now coming online.

High Plains currently has 1,726 operating CBM wells and 1043 stranded CBM wells in the Powder River Basin.  High Plains has an executed letter of intent to purchase an additional 2250 operating wells and 515 stranded wells from a major private operator in the Powder River Basin.

Ray Murphy, COO of Big Cat said, “After four years of developing our technology and several pilot projects, we have successfully established ARID as the best practice in water handling for the coal bed methane industry in a full production environment.  We owe a large part of our success to High Plains for their financial and operational support of the technology and our Company.  We look forward to providing them continued support of their long-term growth strategies.”

About Big Cat Energy Corporation

Big Cat Energy Corporation works with Coal Bed Methane (“CBM”) Well operators to assist them in implementing the most cost effective, yet most environmentally friendly, method for handling produced water. Big Cat Energy Corporation’s ARID Aquifer Recharge Injection System and Service allows CBM operators to save money by re-injecting the water produced from their CBM gas wells, eliminating surface discharge, and retaining usable water for the landowners future needs.

For sales information contact Jim Farnsworth or Tim Barritt at 307-468-9369 or email sales@bigcatenergy.com, or visit our web site at http://www.bigcatenergy.com

Investor Relations
Tel: (877) 912-2283
Email: investor@bigcatenergy.com
Web: www.livecallir.com

About High Plains Gas

High Plains Gas, Inc. is a Gillette, Wyoming based energy company actively engaged in the acquisition, development and production of natural gas primarily in the Powder River Basin.  Through its wholly-owned subsidiary CEP – M Purchase LLC, the Company owns the former Marathon “North & South Fairway” assets.  These assets consist of 1,614 Coal Bed Methane wells with associated flow lines and over 155,000 net acres.  This combined with the company’s existing 92 natural gas wells gives the company a strong foundation in the natural gas industry.  High Plains Gas will pursue expansion opportunities for the profitable production and transmission of natural gas.  High Plains Gas believes it has unique expertise and experience in the refurbishment and reactivation of wells that produce natural gas from coal bed methane formations that helps position it strategically in the Powder River Basin.

High Plains Contact
High Plains Gas, Inc.
P.O. Box 1564
Gillette, WY 82717
(307) 686-5030
Email: ir@highplainsgas.com
www.highplainsgas.com
Investor Relations: (954)533-8954

Forward-Looking Statements

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the Company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the Company's annual reports filed with the Securities and Exchange Commission.